EXHIBIT 10.9

[HORNBECK LOGO HERE]

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

DIRECTOR & ADVISORY DIRECTOR

COMPENSATION

July 18, 2002

Effective Date

The effective date of the plan shall be July 18, 2002.

Cash Compensation Plan

Each Non-employee Director will receive a total annual retainer of $20,000 paid quarterly on the first day of each calendar quarter. Each Non-employee Director of the Company will receive $1,200 for each Board meeting if attended in person and $800 if attended by telephonic communications. Board appointed committee members would receive $600 with the committee chairman receiving $800 for each committee meeting. Committee members must attend meetings in person or by telephonic communications to receive the applicable compensation.

Stock Option Program

Non-employee Directors will receive a minimum annual grant of 5,000 options, which amount may be reviewed annually and increased at the discretion of the Compensation Committee.

Health Benefit Program

After 3 years of service as a Non-employee Director, such Non-employee Director and his immediate family may also elect to participate in the same insurance benefit programs on the same monetary terms as the executive officers.

103 North Boulevard, Suite 300 Covington, Louisiana 70433	Phone: (985) 727-2000 Fax: (985) 727-2006

Longevity Plan

The Company will provide a Longevity Plan for the benefit of Non-employee Directors as follows: Upon completion of three years of service as a Non-employee Director, the Non-employee Director will be granted (the “Three-Year Grant”) an option to purchase the number of shares of common stock equaling 25% of the options granted to such Director over the previous three years. Upon completion of five years of service as a Non-employee Director, the Non-employee Director will be granted (the “Five-Year Grant”) an option to purchase the number of shares of common stock equaling 50% of the options granted to such Director over the previous five years less the number of shares covered by options awarded in the Three-Year Grant, if any. Thereafter, upon completion of each successive period of five years of service, a Non-employee Director will be granted (a “Successive Longevity Grant”) an option to purchase the number of shares of common stock equaling 50% of the options granted to such Director over the previous five years (exclusive of any prior Longevity Grants during such five years). The exercise price of the options granted under the Longevity Plan will be the fair market value per share of the common stock on the date of grant. The longevity options will vest in two tranches, 50% on the date of grant and 50% on the first anniversary of the date of grant. A Three-Year Grant, a Five Year Grant or a Successive Longevity Grant are also referred to herein individually as a “Longevity Grant” or collectively as “Longevity Grants.” For purposes of the calculations contemplated by this paragraph, sign-on option awards shall not be counted and awards matched to purchases shall not be counted. Non-employee Directors on the approval date of the Longevity Plan will have an anniversary date (start date) of the Plan approval date. Non-employee board members joining the board after the Plan approval date, will have an anniversary date, the earlier of, on the date they are voted on the board or elected to the board by the shareholders.

Definition: Non-employee Director - A non-employee director or advisory director of the Company who has not been employed by the Company for at least 3 years and/or has not tendered his resignation from the Board; provided that payments for an advisory or consulting agreement or for professional services shall not constitute employment for this purpose.

Stock Option Grants

All options awarded to Directors under this plan will be granted under and issued from the Company’s Incentive Compensation Plan, as such plan may be amended and restated from time to time.

First Amendment to

Director & Advisory Director Compensation Plan

An Amendment to the Director & Advisory Director Compensation Plan (the “Plan”) was approved by the Board of Directors effective as of May 6, 2003.

The “Cash Compensation Plan” section of the Plan is hereby amended to provide that the Chairman of the Board will be paid $1800 for each regular Board meeting he attends in person or by telephonic communication and $1,500 for each special board meeting he attends in person or by telephonic communication, in lieu of the $1200 provided to be paid to the Directors under the Plan.